Exhibit 99.1

Joint Filer Information

Name:   Defiante Farmaceutica, L.D.A.

Address:   Rua dos Ferreiros
260 Funchal
Madeira, Portugal - 19000-082

Designated Filer:  Sigma-Tau Finanzaria S.p.A.

Issuer & Ticker Symbol: RegeneRx Biopharmaceuticals, Inc. (RGN)

Date of Earliest

Transaction Required

to be Reported:  12/21/06

Signature:                                /s/ Maurizio Terenzi

Name: Maurizio Terenzi
Title: Attorney-in-fact
DEFIANTE FARMACEUTICA, L.D.A.